Exhibit 99.1

Contacts:

Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Julie Rakes	Tatiana Stead
703.720.2455	703.720.2455	804.284.5800
703.720.2352

FOR IMMEDIATE RELEASE: April 19, 2012

Capital One Reports First Quarter 2012 Net Income of $1.4 billion, or $2.72 per share

Excluding the impact of a bargain purchase gain related to acquisition of ING Direct, first quarter net income was $809 million, or $1.56 per share.

McLean, Va. (April 19, 2012) – Capital One Financial Corporation (NYSE: COF) today announced net income for the first quarter of 2012 of $1.4 billion, or $2.72 per diluted common share. Without the impact of a bargain purchase gain related to the ING Direct acquisition, first quarter 2012 net income would have been $809 million, or $1.56 per diluted common share. This compares with net income of $407 million, or $0.88 per diluted common share, for the fourth quarter of 2011, and net income of $1.0 billion, or $2.21 per diluted common share, for the first quarter of 2011.

“We completed the ING Direct acquisition in the quarter, and we’re thrilled to welcome the customers and associates of ING Direct to Capital One. We now look forward to completing the acquisition of the HSBC US card business in the second quarter,” said Richard Fairbank, Chairman and Chief Executive Officer. “The combination of Capital One, ING Direct and the HSBC US card business puts us in an even stronger position to create sustained shareholder value through growth potential, strong returns and strong capital generation. We’re focused on delivering that value, including distributing capital to shareholders through a meaningful dividend and share buybacks, consistent with our long-standing commitment to maintaining a strong and resilient capital base.”

Total Company Results

All comparisons in the following paragraphs are for first quarter 2012 compared to fourth quarter 2011 unless otherwise noted.

Capital One First Quarter 2012 Earnings

Loan and Deposit Balances

Average loans increased $21.3 billion in the quarter, driven largely by the February 17, 2012 acquisition of ING Direct. Average loan balances in legacy businesses grew by $2 billion as the modest decline in the Domestic Card business attributable to expected seasonal paydowns were more than offset by growth in the Commercial Lending and Auto Finance businesses. Period-end loan balances increased $37.9 billion to $173.8 billion.

Period-end total deposits grew $88.3 billion, including the addition of $84.4 billion of deposits from the acquisition of ING Direct, to $216.5 billion.

Revenues

Total revenue in the first quarter of 2012 was $4.9 billion, up $885 million, or 22 percent. Higher revenue in our legacy businesses was driven in part by increased average loan balances and favorable margins. In addition, non-interest income includes a bargain purchase gain of $594 million recognized in earnings for the quarter attributable to the February 17, 2012 acquisition of ING Direct. First quarter revenue also reflects a $160 million benefit related to the company’s sale of Visa stock and subsequent reserve adjustments and the absence of approximately $150 million of unique contra-revenue items recorded in the fourth quarter. These benefits were partially offset by a $75 million one-time reserve addition associated with Domestic Card.

Margins

Net interest margin declined 102 basis points to 6.20 percent in the quarter as a result of the on-boarding of ING Direct’s lower yielding assets and temporarily high cash balances.

Non-Interest Expense

Non-interest expense for the first quarter, inclusive of ING Direct related expenses, decreased $114 million primarily due to a decline in marketing expense and a modest decrease in legacy operating expense.

Capital One First Quarter 2012 Earnings

Pre-Provision Earnings (before tax)

Pre-provision earnings increased in the quarter as a result of higher revenue due to the impacts of the ING Direct acquisition, higher loan balances in several legacy businesses and the absence of non-recurring items recorded in the fourth quarter of 2011.

Provision Expense

Strong credit performance led to a $288 million decrease in provision expense in the quarter, driven by both lower charge-offs and a larger allowance release. The charge-off rate decreased 65 basis points to 2.04 percent, while the coverage ratio of allowance to loans fell by 79 basis points to 2.34 percent. This drop was significantly impacted by the ING Direct loans.

Net Income

Net income in the quarter increased $996 million inclusive of a bargain purchase gain of $594 million attributable to the acquisition of ING Direct. In addition to the ING Direct bargain purchase gain, the increase in earnings was primarily driven by higher revenue and lower non-interest and provision expenses in our legacy businesses.

Capital Ratios

The company’s estimated Tier 1 common ratio increased 220 basis points from December 31, 2011, to 11.9 percent as of March 31, 2012, driven by strong retained earnings growth and capital actions related to the financing of the company’s two acquisitions.

The company expects to close the acquisition of HSBC’s US card portfolio in the second quarter of 2012, and expects that the acquisition will have a significant impact on reported results, especially in 2012, due to the purchase accounting effects, integration expenses and partial year impacts of the acquisition.

Tier 1 common ratio, as used throughout this release, is a regulatory capital measure. For additional information, see Table 13 in the Financial Supplement.

Capital One First Quarter 2012 Earnings

Business Segment Results

Credit Card Highlights

In the first quarter, Domestic Card delivered strong profits, improving credit and solid year-over-year growth in loans and purchase volumes. Net income in the first quarter was $515 million, an increase of 30.4 percent over the previous quarter. Total revenue declined 4.7 percent in the first quarter of 2012 driven by a one-time reserve addition in the first quarter.

Credit performance improved in the quarter. Domestic Card net charge-off rate decreased 15 basis points in the quarter to 3.92 percent, and delinquencies declined 41 basis points to 3.25 percent, consistent with expected seasonal patterns.

Domestic Card loan balances declined seasonally in the quarter by $3.4 billion to $53.2 billion. Compared to the first quarter of last year, loans grew 5.1 percent.

Purchase volume grew 25.6 percent from the first quarter of 2011 and 14.6 percent excluding the Kohl’s portfolio.

Consumer Banking Highlights

Consumer Banking delivered net income of $224 million in the first quarter of 2012, driven by the addition of ING Direct and strong results in Auto Finance. The significant increases in loan and deposit volumes, revenue and non-interest expense were all driven by the addition of ING Direct in the quarter.

Period-end loan balances were up $41.0 billion, including $40.4 billion of loan balances attributable to the acquisition of ING Direct. Additionally, auto loans grew $1.8 billion. Growth in auto loans resulted from traction in geographic expansion and the company’s strategy to deepen relationships with its most valued auto dealers. Auto Finance originations in the quarter were $4.3 billion, up 19.1 percent from the fourth quarter of 2011.

The company expects that the sizeable run-off of the ING Direct home loan portfolio and the continuing run-off of the legacy Home Loan portfolio will more than offset the growth in auto loans, driving a declining trend in Consumer Banking loan balances for several years.

Provision expense declined, with lower charge-offs in both the Home Loan portfolio and Auto Finance, partially offset by an allowance build driven by the increase in auto loan balances. Charge-off rates improved with the addition of ING Direct home loans which have no charge-offs due the credit mark recognized in purchase accounting and seasonal favorability in Auto Finance.

Capital One First Quarter 2012 Earnings

Consumer Banking deposits were $176.0 billion at the end of the quarter, an increase of $87.5 billion which includes $84.4 billion of deposits from the acquisition of ING Direct. Deposit interest expense decreased 11 basis points in the quarter.

Commercial Banking Highlights

Commercial Banking delivered another quarter of solid profitability and steady loan growth, with total revenue of $516 million, up $4 million in the first quarter of 2012 and $69 million year-over-year. Net income increased $93 million to $210 million in the quarter.

Period-end loans increased slightly from the prior quarter and 15.3 percent from the first quarter of 2011. Commercial deposits grew 5.1 percent in the quarter, and 15.2 percent year-over-year, with improvements in deposit interest expense.

The charge-off rate for Commercial Banking was 0.19 percent, down 43 basis points from the prior quarter. Excluding the run-off in the Small Ticket CRE portfolio, the charge-off rate in the core Commercial Lending businesses was zero in the quarter, an improvement of 47 basis points from the prior quarter.

For more lending information and statistics on the segment results, please refer to the Financial Supplement.

Forward-looking statements

The company cautions that its current expectations in this release dated April 19, 2012 and the company’s plans, objectives, expectations and intentions, are forward-looking statements which speak only as of the date hereof. The company does not undertake any obligation to update or revise any of the information contained herein whether as a result of new information, future events or otherwise.

Certain statements in this release are forward-looking statements, including those that discuss, among other things: strategies, goals, outlook or other non-historical matters; projections, revenues, income, returns, expenses, capital measures, accruals for claims in litigation and for other claims against the company, earnings per share or other financial measures for the company; future financial and operating results; the company’s plans, objectives, expectations and intentions; the projected impact and benefits of the acquisition of ING Direct (the “ING Direct Transaction”) and the pending acquisition

Capital One First Quarter 2012 Earnings

of HSBC’s U.S. credit card business (the “HSBC Transaction” and, with the ING Direct Transaction, the “Transactions”); and the assumptions that underlie these matters. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous factors could cause the company’s actual results to differ materially from those described in such forward-looking statements, including, among other things: general economic and business conditions in the U.S., the U.K., Canada or the company’s local markets, including conditions affecting employment levels, interest rates, consumer income and confidence, spending and savings that may affect consumer bankruptcies, defaults, charge-offs and deposit activity; an increase or decrease in credit losses (including increases due to a worsening of general economic conditions in the credit environment); the possibility that the company will not receive third-party consents necessary to fully realize the anticipated benefits of the HSBC Transaction; the possibility that the company may not fully realize the projected cost savings and other projected benefits of the Transactions; changes in the anticipated timing for closing the HSBC Transaction; difficulties and delays in integrating the assets and businesses acquired in the Transactions; business disruption during the pendency of or following the Transactions; diversion of management time on issues related to the Transactions, including integration of the assets and businesses acquired; reputational risks and the reaction of customers and counterparties to the Transactions; disruptions relating to the Transactions negatively impacting the company’s ability to maintain relationships with customers, employees and suppliers; changes in asset quality and credit risk as a result of the Transactions; the accuracy of estimates and assumptions the company uses to determine the fair value of assets acquired and liabilities assumed in the Transactions, and the potential for its estimates or assumptions to change as additional information becomes available and the company completes the accounting analysis of the Transactions; financial, legal, regulatory, tax or accounting changes or actions, including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder; developments, changes or actions relating to any litigation matter involving the company; the inability to sustain revenue and earnings growth; increases or decreases in interest rates; the company’s ability to access the capital markets at attractive rates and terms to capitalize and fund its operations and future growth; the success of the company’s marketing efforts in attracting and retaining customers; increases or decreases in the company’s aggregate loan balances or the number of customers and the growth rate and composition thereof, including increases or decreases resulting from factors such as shifting product mix, amount of actual marketing expenses the company incurs and attrition of loan balances; the level of future repurchase or indemnification requests the company may receive, the actual future performance of mortgage loans relating to such requests, the success rates of claimants against the company, any developments in litigation and the actual recoveries the company may make on any collateral relating to claims against the company; the amount and rate of deposit growth; changes in the reputation of or expectations regarding the financial services industry or the company with respect to practices, products or financial condition; any significant disruption in the company’s operations or technology platform; the company’s ability to maintain a compliance infrastructure suitable for its size and complexity; the company’s ability to control costs; the amount of, and rate of growth in, the company’s expenses as its business develops or changes or as it expands into new market areas; the company’s ability to execute on its strategic and operational plans; any significant disruption of, or loss of public confidence in, the United States Mail service affecting the company’s response rates and consumer payments; the company’s ability to recruit and retain experienced

Capital One First Quarter 2012 Earnings

personnel to assist in the management and operations of new products and services; changes in the labor and employment markets; fraud or misconduct by the company’s customers, employees or business partners; competition from providers of products and services that compete with the company’s businesses; and other risk factors set forth from time to time in reports that the company files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2011.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., Capital One Bank (USA), N. A., and ING Bank, fsb, had $216.5 billion in deposits and $294.5 billion in total assets outstanding as of March 31, 2012. Headquartered in McLean, Virginia, Capital One and ING Direct offer a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has approximately 1,000 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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